Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 3,284,620 shares of common stock under the Amended and Restated 2004 Incentive Plan of Sirtris Pharmaceuticals, Inc., of our report dated February 16, 2007, except Note 14 as to which the date is April 11, 2007, with respect to the consolidated financial statements of Sirtris Pharmaceuticals, Inc. included in the Registration Statement (Form S-1 333-140979) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Boston, Massachusetts

August 10, 2007